Exhibit 10.37B

Nassim Usman, Ph.D.
Chief Executive Officer

24 September 2008

Ed Madison, Ph.D.

Dear Ed:

In recognition of Catalyst Biosciences, Inc.’s desire to retain your services as an employee, I am pleased to amend that certain letter agreement dated 15 February 2007 (the “Agreement”). Section II of the Agreement is hereby amended and restated in its entirety as follows:

II. Should your employment with the Company be terminated without Cause or as a result of Constructive Termination before a Change of Control (each as defined below), (i) you shall be entitled to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is nine (9) months after the effective date of the termination (the “Severance Period”), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, (ii) such number of shares of Common Stock subject to options held by you that would otherwise have vested as of the end of the Severance Period (had you remained continuously employed by the Company through that time) will vest as of the time of such termination, and (iii) the repurchase right of the Company with respect to shares of Common Stock held by you shall lapse with respect to the number of shares for which such right would have lapsed during the Severance Period (had you remained continuously employed by the Company though that time).

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CATALYST BIOSCIENCES, INC.  260 Littlefield Avenue  •  South San Francisco, CA 94080  •  p 650.871.0761  •  f 650.871.2475  •  www.catbio.com

Except as expressly set forth herein, the Agreement shall remain in full force and effect.

Sincerely,

Nassim Usman, Ph.D., Chief Executive Officer

Accepted and agreed to this

25 day of Sept., 2008

Ed Madison

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